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                                                                     Exhibit 8.1


                     [Letterhead of Chadbourne & Parke LLP]


                                                         March 12, 2002


Cedar Brakes II, L.L.C.
1001 Louisiana Street
Houston, Texas  77002

Ladies and Gentlemen:

         We are acting as counsel to Cedar Brakes II, L.L.C. (the "Company"), a limited liability company organized under the laws of the State of Delaware, in connection with the offer to exchange (the "Exchange Offer") its 9.875% Series B Senior Secured Bonds due September 1, 2013 (the "Series B Bonds") for an equal principal amount of the Company's outstanding 9.875% Series A Senior Secured Bonds due September 1, 2013 (the "Series A Bonds"), and in connection with the preparation of the prospectus (the "Prospectus") contained in the registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission by the Company for the purpose of registering the Series B Bonds under the Securities Act of 1933, as amended (the "Act"). Unless otherwise defined herein, terms defined in the Prospectus are used herein as defined therein.

         In rendering our opinion expressed below, we have assumed that all of the transactions contemplated by the Exchange Offer and described in the Registration Statement did, in fact, occur in accordance with the terms and descriptions thereof.

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Cedar Brakes II, L.L.C.                -2-                        March 12, 2002


         Based upon the foregoing, and subject to the assumptions and other limitations set forth in the Registration Statement, the discussion therein under the caption "U.S. FEDERAL INCOME TAX CONSEQUENCES" represents our opinion regarding the material U.S. Federal income tax consequences to beneficial owners arising from the Exchange Offer and of owning and disposing of the Series B Bonds. Our opinion is limited to investors who will hold the Series A Bonds and the Series B Bonds as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code and whose functional currency is the United States dollar. Our opinion does not address the tax treatment of U.S. Holders and Non-U.S. Holders that may be subject to special income tax rules such as insurance companies, tax-exempt organizations, banks, U.S. Holders subject to the alternative minimum tax, United States expatriates, holders that are broker-dealers in securities, holders that own (directly, indirectly or by attribution) ten percent or more of the equity interests in the Company, or that hold the bonds as a hedge against currency risks, as a position in a "straddle" for tax purposes, or as part of a conversion or other integrated transaction.

         We express no opinion as to any matter other than the opinion set forth above. Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof. The conclusions reached in this opinion may change as a result of changes in any of the foregoing.

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Cedar Brakes II, L.L.C.                -3-                        March 12, 2002


         We hereby consent to the use of our name under the captions "U.S. Federal Income Tax Consequences" and "Legal Matters" in the Prospectus forming part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.


                                              Very truly yours,

                                              /s/ Chadbourne & Parke LLP